April 1, 2013

Michael Palethorpe
28202 N 58th Street
Cave Creek, AZ, 85331
USA

Dear Michael:

New Media Insight Group, Inc. (NMED) is pleased to have you as part of its team in changing the world through monetizing the Internet.

The details of the offer are as follows:

POSITION:	President & CEO, New Media Insight Group, Inc.
28202 N 58th Street, Cave Creek, AZ, 85331, USA

REPORTING DATE:	May 1, 2013

REPORTS TO:	Board of Directors, New Media Insight Group, Inc.

SALARY:

$6,000 per month to April 31st, 2014. After which the base salary will be reviewed for May 1st, 2014 and beyond. **Note – please review Schedule “A”, section 1 for salary and stock option compensation during periods prior to April 31st, 2014.

Performance reviews within the Company are conducted annually. Your salary will be subject to adjustment from time to time in accordance with the prevailing compensation policy. This policy is subject to change in the sole discretion of the Company with or without notice.

STOCK:

As a full time employee, you have the opportunity to purchase shares at “Fair Value”. Fair Value is determined as the net equity per share until the stock is listed. Once listed the Fair Value of the stock is the current listed price.

STOCK OPTION PLAN:

As a full time employee you will be entitled to an annual stock option grant equal to 30% of your base salary. These options will be granted at the beginning of the calendar year and vest equally to you over the year. The price of the option is the fair market value of the company’s stock at the time the options are granted. The option will expire three years after it is received by you. The terms & conditions of the stock option plan and its continuance is at the sole discretion of the company.

Upon your acceptance and execution of the agreement, you are eligible to receive 2,000,000 stock options, which vest at a rate of 500,000 every 6 months. Each option has an exercise price of $0.75 USD and will expire three years after it is received by you.

TIME OFF:

In addition to recognized statutory holidays, you will be entitled to four (4) weeks of vacation per year. Should additional time be needed, a formal request should be made well in advance and if approved, the additional time required will be paid by the company.

BENEFITS

All reasonable expenses incurred in the normal course of Company business, including parking and cell phone will be reimbursed upon submission of original receipts on a monthly basis. All expenses exceeding $1000.00 are to be approved in advance by the Chief Operating Officer.

INTELLECTUAL PROPERTY:

You acknowledge the patent, copyright, trademark and other intellectual property rights, under statute or at common law (“Intellectual Property Rights”) in the developments, inventions, creations, methods, processes, know how, trade secrets, data, literary works, artistic works or software (“Work” or “Works”) you create, develop, generate or reduce to practice in the performance of your normal duties, or duties outside your normal duties, in the course of employment shall vest in and be deemed to be owned by NMED. You hereby assign and transfer to NMED, and agree that NMED shall be the exclusive owner of, all of your Intellectual Property Rights, in the Works. If and to the extent that this assignment is not effective in respect of any Work, you will hold in trust for the sole benefit of NMED, and will assign exclusively to NMED, all of your right, title and interest, including Intellectual Property Rights in and to that Work.

You agree to co-operate fully at all times during and subsequent to your employment with NMED with respect to signing further documents and doing such acts or other things reasonably requested by NMED to confirm such transfer or ownership of rights, including Intellectual Property Rights, effective at or after the time any Work is created and to obtain patents, copyrights, trade-marks and other protection covering the Works.

If NMED is unable to secure your signature to apply for a patent, copyright, trade- mark or other protection for any such Work, you hereby irrevocably designate and appoint NMED and its duly authorized officers and agents as your agent and grant to NMED a Power of Attorney to act for you and on your behalf instead, in order to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade-marks or other protection for any work with the same legal force and effect as if executed or done by you.

You agree that NMED, its assignees and its licensees are not required to designate you as the author of any Works and you hereby waive in whole all moral rights which you may have in the Works, including the right to the integrity of the Works, the right to be associated with the Works, the right to restrain or claim damages for any distortion, mutilation or other modification of the Works, and the right to restrain use or reproduction of the Works in any context and in connection with any product, service, cause or institution.

If, prior to your employment with NMED, you created any works or inventions, which shall be exempt from this provision, a list of all such works or inventions shall be attached hereto as Schedule “A”. If no Schedule “A” is attached, you represent that you have made no such works or inventions as of the date of acceptance of this offer.

CONFIDENTIALITY:

You agree to observe the strictest discretion in regard to all matters relating to the business of the Company and its customers, which will come to your knowledge. You shall not either during your employment with the Company or thereafter, except in the proper course of your duties, divulge to any person any information concerning the business or finances of the Company or any of its customers, transactions or affairs. You shall use your best endeavors to prevent unauthorized publication or disclosure of any information concerning the business or finances of the Company or any of its customers, transactions, or affairs.

TERMINATION:	Your employment may be terminated on the following basis:

a.

You shall be entitled to terminate your employment with the Company upon giving written notice to the Company of eight weeks. The Company may terminate your employment by giving you the same notice or pay in lieu thereof or such additional notice as may be required by applicable legislation.

	b.	Your employment may be terminated without notice, or without payment in lieu of notice, for violation by you of any terms of your employment or for just cause.

SEVERANCE:

You will be entitled to a severance package as detailed in Schedule “A”, section 2 upon termination of your employment by the Company, for whatsoever reason other than violation by you of any terms of your employment or for just cause.

SECONDMENT:

You acknowledge and agree that as part of your employment with the Company, in the event you are seconded to one or more of the Company’s subsidiaries or affiliates, you will have the same obligations and responsibilities to those subsidiaries and affiliates as you have to the Company.

ENTIRE AGREEMENT:

This letter represents the entire agreement between you and the Company regarding your employment and supersedes any and all prior representations, understandings, arrangements or agreements, oral or otherwise, which you may have had.

Michael, it is indeed a pleasure to have you be part of the NMED team and continuing to take the Company forward.

Yours truly,

___________________________
Michael Palethorpe
New Media Insight Group Inc.

NOTE: To be reviewed and resigned by Company Board Members or the Companies Independent Audit Committee once assembled.

___________________________________________________________________________________________________

I HEREBY ACKNOWLEDGE AND AGREE TO THE TERMS AND CONDITIONS OUTLINED ABOVE IN THIS OFFER OF EMPLOYMENT:

Yours truly,

April 1, 2013
Michael Palethorpe	Date

Schedule “A”

1. Salary and Stock Option Compensation:
The CEO's annual salary will be set by the compensation committee and board once assembled. The starting salary will be 72k per year in cash compensation plus the below listed stock option and incentives plan.

Normal base salary	-	$12,000/month
Cash & Stock Option compensation	-	$6,000/month cash plus $6,000 USD worth of Company stock each month in lieu of salary

Formal communications via letter or email will be sent to inform you when this compensation option is being initiated.

2. Severance
     You will be entitled to the following severance package following termination of your employment by the Company:

a)	Cash - You will receive cash compensation as outlined by Nevada Labor Laws.
b)

Stock Options – Any stock options that were granted to you during your employment will be given an extension to their expiry date by a period of 2 (two) years. E.g. stock options granted Jan 2013 with an expiry date of December 2015 will have the expiry date extended to December 2017.

c)	Vacation – you will be entitled to be paid for any unused vacation during the last year of your employment.